EXHIBIT 10.18

SEVENTH MODIFICATION AND RATIFICATION OF LEASE

THIS SEVENTH MODIFICATION AND RATIFICATION OF LEASE (this “Modification”) is made and entered into effective the 12th day of April 2004, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation (“Landlord”), and THE TRIZETTO GROUP, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, by that certain First Modification and Ratification of Lease entered into effective November 1, 1999, by that certain Second Modification and Ratification of Lease entered into effective December 27, 1999, by that certain Third Modification and Ratification of Lease entered into effective January 15, 2000, by that certain Fourth Modification and Ratification of Lease entered into effective October 15, 2000, by that certain Fifth Modification and Ratification of Lease entered into effective October 31, 2002, and by that certain Sixth Modification and Ratification of Lease entered into effective May 19, 2003 (hereafter collectively the “Lease”), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado, and more particularly described in the Lease as: Suites 310 and 300, containing collectively approximately 47,385 rentable square feet (the “Premises” and “Expansion Premises” respectively, which may be collectively referred to herein as the “Premises”); Suite 233, containing approximately 4,805 rentable square feet (the “Second Expansion Premises”); Suites 217, 235 and 250 containing collectively 13,077 rentable square feet (the “Third Expansion Premises); and Suites 230 and 260 containing collectively 4,624 rentable square feet (the “Fourth Expansion Premises”); and

WHEREAS, Tenant desires to further expand the Premises beginning on or about July 1, 2004, through the addition of Suite 100 containing approximately 5,586 rentable square feet (here the “Fifth Expansion Premises”), as depicted in greater detail in Exhibit A-5 attached hereto and incorporated by reference; and

WHEREAS, Landlord is willing to modify the Lease to accommodate such desires, subject to the terms and conditions of this Modification and Landlord and Tenant desire to amend the Lease to reflect the addition of the Fifth Expansion Premises, and the increase in Base Rent payable under the Lease.

NOW, THEREFORE, in consideration of the foregoing, the agreements and undertakings of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used herein not otherwise defined in this Modification shall have the meanings given them in the Lease.

2. Incorporation of Recitals. The foregoing recitals are incorporated herein and made a part hereof as if set forth in their entirety.

3. Additional Premises. Effective on July 1, 2004 (the “Fifth Expansion Premises Commencement Date”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Fifth Expansion Premises. Landlord and Tenant acknowledge that all or a portion of the Fifth Expansion Premises shall be used by Tenant as a data/computing center. In addition the identification of the Leased Premises in Section 1.03(B) of the Lease is hereby further amended by adding immediately after the description of the Fourth Expansion Premises the following:

FIFTH EXPANSION PREMISES:

The following portions of the first floor of the Building outlined on Exhibit A-5: Suite 100 containing approximately 5,586 rentable square feet.

4. Fifth Expansion Premises Commencement Date. Section 1.03(D) of the Lease is hereby amended by adding immediately after the description of the commencement date of the Lease the following:

The Fifth Expansion Premises Commencement Date shall be July 1, 2004.

The foregoing notwithstanding, Landlord agrees to permit Tenant and its agents to enter the Fifth Expansion Premises prior to the commencement date to prepare the Fifth Expansion Premises for Tenant’s use and occupancy, which permission shall constitute a license only and shall be conditioned upon Tenant’s compliance with all other terms and conditions as set forth in this Lease, including but not limited to: (i) satisfaction with Tenant’s insurance requirements under this Lease; (ii) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant for performing any work within the Fifth Expansion Premises and depositing with Landlord lien waivers from any such contractors and furnishing Landlord with evidence of insurance held by any such contractor in such amounts and for such coverages as Landlord may reasonably require against liabilities that may arise out of such entry. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any Tenant’s property or installations in the Fifth Expansion Premises prior to the Fifth Expansion Premises Commencement Date, except to the extent that any such claims are the result of Landlord’s willful misconduct or gross negligence. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Fifth Expansion Premises or the Building.

5. Tenant’s Proportionate Share. Section 1.03(J) of the Lease is amended effective on the Fifth Expansion Premises Commencement Date by adding immediately after the description of the Tenant’s Proportionate Share under the Lease for the Premises the following:

Tenant’s Proportionate Share for the Fifth Expansion Premises shall be 4.18%.

6. Security Deposit. Section 1.03(K) of the Lease is hereby amended by increasing the security deposit under the Lease in the additional amount of Seven Thousand Six Hundred Eighty and 75/100 US Dollars ($7,680.75), for a total security deposit of One Hundred Forty-Eight Thousand One Hundred Forty-Two and 77/100 US Dollars ($148,142.77), which additional amount shall be payable to Landlord upon execution of this Modification.

7. Parking Spaces. Effective on the Fifth Expansion Premises Commencement Date, Section 1.03(O) of the Lease is deleted in its entirety, as amended, and is replaced with the following:

Commencing on the Fifth Expansion Premises Commence Date, and in connection with its occupancy of the Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, and Fifth Expansion Premises, Tenant shall be entitled to the non-exclusive use of a maximum of two hundred and forty-eight (248) parking spaces in the Building parking areas at no charge during the Term of the Lease expiring on July 31, 2009. Landlord, with reasonable advance notice, reserves the right to strictly enforce the number of parking spaces utilized by Tenant during the term of this Lease based upon a parking ration of 3.3 parking spaces per 1,000 rentable square feet Landlord further reserves the right to assign and reassign (with the exception of Tenant’s reserved parking spaces described below), from time to time and on a non-discriminatory basis, particular parking spaces for use by persons selected by Landlord, and to issue and implement non-discriminatory rules and regulations with respect to parking spaces for the Building, provided that Tenant’s rights to the number of parking spaces designated herein are preserved. Within the foregoing parking allowance, Tenant shall be entitled to the use of a total of ten (10) covered reserved parking spaces in those areas designated by Landlord for such spaces as of the date of this Modification, at no charge during the initial Term of the Lease.

8. Operating Expenses. Section 2.02 of the Lease, as previously amended, shall be further amended effective on the date of this Modification by adding to the first sentence thereof after the phrase “Fourth Expansion Premises” the phrse “and Fifth Expansion Premises”. In addition, the schedule of base years to be used to calculate excess expenses incorporated into the Sixth Modification and Ratification of Lease shall be amended by adding thereto the following:

Identification of Premises	Rentable Square Feet	Lease Period	Base Year
Fifth Expansion Premises	5,586	7/1/04-7/31/09	2004

Landlord and Tenant acknowledge that all electricity service to the Fifth Expansion Premises shall be separately metered (with Tenant to install the meter as part of its tenant improvements), and Tenant shall pay Landlord separately for the cost of all electrical usage within the Fifth Expansion Premises. In addition, Tenant shall be solely responsible for any extraordinary costs incurred by Landlord for repair, maintenance or replacements in or around the Fifth Expansion Premises when such extraordinary costs are a result of Tenant’s specific use of the Fifth Expansion Premises as a data/computing center, provided that Landlord shall provide Tenant with notice of any such extraordinary costs promptly upon its identification of such costs in order to provide Tenant with the opportunity to mitigate or address such costs, except in the event of an emergency, when no such notice shall be required.

If during any calendar year of this Lease, the occupancy of the Building averages less than one hundred percent (100%), it is agreed that the Operating Expenses that vary depending upon occupancy shall be computed as though the Building had been 95% occupied for such calendar year. If Landlord recovers in excess of 100% of its Operating Expenses that vary depending upon occupancy during any calendar year of this Lease, Landlord shall credit against Tenant’s next ensuing monthly installment or installments of the rent an amount equal to Tenant’s Proportionate Share of such excess until the credit is exhausted, or if the term of the Lease has expired refund to the Tenant the Tenant’s Proportionate Share of such excess.

9. Base Rent. Section 1.03(H) of the Lease entitled Base Rent, and Section 1.03(I) of the Lease entitled Monthly Installments of Base Rent, are hereby amended by adding the following:

Fifth Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises, the Expansion Premises, the Second Expansion Premises, the Third Expansion Premises, and the Fourth Expansion Premises, beginning on the Fifth Expansion Premises Commencement Date Tenant shall also pay Base Rent for the Fifth Expansion Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(7/1/04-6/30/05)	5,586	$14.50/rsf/year	$80,997.00	$6,749.75
(7/1/05-6/30/06)	5,586	$15.00/rsf/year	$83,790.00	$6,982.50
(7/1/06-6/30/07)	5,586	$15.50/rsf/year	$86,583.00	$7,215.25
(7/1/07-6/30/08)	5,586	$16.00/rsf/year	$89,376.00	$7,448.00
(7/1/08-7/31/09)	5,586	$16.00/rsf/year	$92,169.00	$7,680.75

10. Tenant Improvements. Landlord agrees to provide Tenant with an allowance for construction by Tenant of certain tenant improvements to be incorporated into the Fifth Expansion Premises, in the amount of Eighty-Three Thousand Seven Hundred Ninety and No/100 US Dollars ($83,790.00) (the “Construction Credit”) (which Construction Credit is calculated based upon $15.00 per rentable square foot of the Fifth Expansion Premises), which Construction Credit may be used by Tenant in the manner set forth in Exhibit B-4, attached to this Modification and incorporated by reference. Landlord shall be paid a construction management supervisory fee out of the Construction Credit equal to one percent (1%) of the hard construction costs of the tenant improvements to be constructed by Tenant, specifically excluding architectural fees, project management fees, permitting, cabling, furniture, fixtures and equipment. Landlord’s construction management fee shall be invoiced by and paid to Landlord based upon the invoices submitted by Tenant for reimbursement from Landlord and shall be paid out of the Construction Credit. Any portion of the Construction Credit not used by tenant by December 31, 2004, shall revert back to Landlord. Landlord, as its option (which option must be exercised, if at all, at the time that landlord grants its written approval to Tenat’s proposed final construction Plans in the manner described in Exhibit B-4) may require Tenant to remove any physical additions and/or repair any alterations made pursuant to this paragraph or Exhibit B-4, including but not limited to low voltage communications and data cabling, in order to restore the subject portion of the leased premises to the condition existing at the time prior to the commencement of such work, all costs of removal and/or alterations to be borne by Tenant. In addition and subject to Tenant’s rights to relocate such equipment as provided in the Sixth Modification and Ratification of Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to use the following equipment and personal property of the Landlord located within the Fifth Expansion Premises: the UPS unit: two (2) 6-ton Liebert computer room cooling units;and, the raised computer room flooring (“Landlord’s Equipment”). Landlord makes no representation or warranty to Tenant with respect to Landlord’s Equipment, and Tenant agrees to take and use Landlord’s Equipment in its current “as-is” condition and repair, and in the event that Tenant elects to use Landlord’s Equipment Tenant shall be solely responsible for all costs of maintaining and repairing Landlord’s Equipment during Term of the Lease as determined by Tenant. In the event that Tenant elects not to use Landlord’s Equipment at any time during the Term of the Lease, Tenant may dispose of Landlord’s Equipment at Tenant’s sole cost and expense. On termination of the Lease, Tenant may dispose of or return Landlord’s Equipment in the condition it was provided to Tenant, normal wear and tear excepted. Subject to Tenant’s obligations to remove cabling and repair the Premises, and subjects to Landlord’s reasonable consent as to size, location and methods of the construction, Tenant may core drill the floor separating the first and second floors in those areas occupied by Tenant pursuant to the Lease for installation of power and communication cables. Furthermore, Tenant, at its sole cost and expense, and subject to the reasonable advance approval of the Landlord, and subject to all applicable laws, rules and regulations, including but not limited to the requirements of the Denver Technological Center Architectural Control Committee, may replace the existing Building emergency electrical generators with new, larger capacity generators provided that; (i) such new generators shall be and remain Tenant’s personal property, (ii) Tenant shall be responsible for removal of the existing emergency electrical generators, which generators are currently the personal property of Tenant (iii) in the event that such new generators utilize more space on the Building parking lots than the existing emergency electrical generators, any parking spaces lost as a result shall be deducted from the total number of parking spaces allocated to Tenant in Section 1.03(0), as amended; and (iv) Landlord may condition its approval of any changes or additions to (1) the concrete pads located under the emergency electrical and generators and (2) the enclosures and screening around such pads, an agreement by Tenant to remove such changes or additions and enclosures at the end of the term of the Lease, and to the extent set forth in the approval by Landlord provided prior to the commencement by Tenant of such changes or additions, Tenant shall remove such items, and in any event Tenant shall remove the emergency electrical generators and all associated equipment and wiring, and shall repair all damage to Landlord’s Property occasioned by all of such removal.

11. Roof Space. In addition to the roof space granted to Tenant in the Sixth Modification and Ratification of Lease, and subject to Landlord and Tenant entering into a mutually acceptable modification to the existing Satellite Dish License Agreement for such use, Tenant shall have the right to install additional equipment on the roof of the Building; provided, further, that such use shall be subject to all laws, rules, regulations and code requirements, including but not limited to any screening requirements imposed as a condition of such use by the Denver Technological Center —Architectural Control Committee and the City of Greenwood Village, Colorado.

12. Right Of Offer to Lease - First Floor. Tenant’s Right of Offer contained in Paragraph 17 of the Sixth Modification and Ratification of Lease shall be deleted in its entirety and shall be replaced with the following right of first offer:

During the initial term of the Lease, as extended, and provided that Tenant is not in default beyond any applicable period of notice and cure and has not assigned the Lease nor subleased any portion of the Premises, the Expansion Premises, the Second Expansion Premises, the Third Expansion Premises, the Fourth Expansion Premises or the Fifth Expansion Premises, and subject to the limitations set forth in subparagraph 12(d) below, Tenant shall have a right of offer, subject to existing rights granted to other tenants as of the date of this Modification, to lease the vacant space located on the first (1st) floor of the Building as shown in greater detail in Exhibit A-6 attached hereto and incorporated by reference (the “Offer Space”), if and when the Offer Space becomes “available for lease”. For purposes of this right of first offer, the Offer Space will be considered to be “available for lease” if (i) no bona fide written lease agreement is currently in force or effect with respect to such space, (ii) the space becomes vacant, or will become vacant, because an existing tenant’s lease has or will expire or be terminated with no renewal or extension options subject to being exercised with respect to such space, and (iii) Landlord makes the Offer Space available for leasing to others. Tenant’s right of first offer with respect to such Offer Space shall be upon the following terms and conditions:

(a)	In the event that (i) the Offer Space, or any part thereof, becomes or is about to become available for lease as provided above, Landlord will notify Tenant of the rental terms on which it would be willing to lease the Offer Space to Tenant or to other third-parties, and Tenant shall have the right of first offer to lease that portion of the Offer Space identified in Landlord’s notice, subject to existing rights granted to other tenants as of the date of this Lease, at the rent and on the terms and conditions contained in Landlord’s notice.

(b)	The right of offer will be exercised by Tenant signing a lease amendment with respect to the subject portion of the Offer Space at the rent and on the terms set forth in Landlord’s notice. Tenant shall accept or reject the offer contained in Landlord’s notice within five (5) business days after the receipt of Landlord’s notice. If an amendment incorporating the terms contained in Landlord’s notice is not signed within five (5) business days following receipt of Landlord’s notice, time being strictly of the essence, Landlord will have the right to lease the Offer Space free of the rights of Tenant under this Paragraph 12, and Tenant’s right of offer granted herein shall be null and void. Any space leased by Tenant will be added to the Leased Premises as of the date provided in the proposed amendment.

(c)	Landlord is under no obligation to offer for lease all or any portion of the First Offer Space to Tenant or any other person.

(d)	Notwithstanding any other provision set forth above, it is agreed that Tenant shall not be permitted to exercise any of its rights contained in this Paragraph 12 (i) at any time when the Lease is not in effect or at any time when an Event of Default exists, (ii) in the event that Tenant assigns the Lease or sublets any portion of the leased Premises at any time, (iii) Tenant may not exercise the right contained in this Paragraph 12 if the effective date of the addition of the Offer Space to the Premises previously leased would be at any time during the last thirty-six (36) months of the then existing term of the Lease, and (iv) Tenant may not exercise the right contained in this Paragraph 12 if Tenant does not have at the time of the exercise One Hundred Million US Dollars ($100,000,000) in total equity.

(e)	In the event that Tenant fails to exercise the foregoing right of offer as provided in this Paragraph 12, time being strictly of the essence, Tenant’s right of offer shall be null and void.

(f)	Tenant acknowledges that it is only being granted a right of offer that is subject and subordinate to the rights of any existing tenant with pre-existing rights of refusal, rights of offer, or options to lease, as of the date of this Lease.

(g)	In no event shall Landlord be responsible for any brokerage commission for any real estate broker retained by Tenant with respect to this right of offer.

13. Real Estate Brokers. Each of the parties hereto hereby warrants and represents to the other party that it has not dealt with or been represented by any broker in connection with its execution of this Modification other than Landlord’s listing agent, Cushman & Wakefield of Colorado, Inc., acting as the limited agent of Landlord, and Frederick Ross Company, acting as the limited agent of Tenant. Tenant agrees to indemnify and hold Landlord harmless from and against any other claims for commissions or similar compensation from any other person claiming an entitlement to any such payment as a result of its representation of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

14. Performance of Obligations. Landlord and Tenant hereby confirm that with respect to the Construction Credit granted to Tenant in the Sixth Modification and Ratification of Lease entered into effective May 19, 2003, the total unused portion of that Construction Credit equals One Hundred Three Thousand Seventy-Four and 85/100 US Dollars ($103,074.85) hereafter the “Unused Construction Credit”), which Unused Construction Credit shall revert back to Landlord if not used or committed by Tenant to be applied to Base Rent or other charges coming due under the Lease (in the manner set forth in the Six Modification and Ratification of Lease) by January 31, 2005, being the date which is eighteen (18) months following the Third Expansion Premises Commencement Date Tenant. Tenant hereby acknowledges and confirms that, as of the date hereof, and except as expressly set forth above, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

15. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Modification, the terms of this Modification shall control and govern. In all other respects, the terms, covenants and conditions of the Lease are hereby ratified, reaffirmed and republished in their entirety.

16. No Offer. The submission of this Modification by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

17. Entire Agreement. This Modification contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.

18. Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purpose and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than once such counterpart. Execution of this Agreement by facsimile shall be effective to create a binding agreement pursuant to the terms of this Agreement, and, if requested, Landlord and Tenant agree to exchange original signed counterparts.

IN WITNESS WHEREOF, the parties have entered into this Modification effective as of the date first set forth hereinabove.

Landlord:		Tenant:

ST. PAUL PROPERTIES, INC. a Delaware corporation		THE TRIZETTO GROUP, INC., a Delaware corporation

By:	/s/ Robert W. Cowley	By:	/s/ D. Brian Karr
Name:	Robert W. Cowley	Name:	D. Brian Karr
Title:	Sr. Asset Manager	Title:	VP Finance

Exhibit A-5

STE. 100
5,586 RSF
AVAILABLE
STE. 120
8,986 RSF
"Fifth Expansion Premises"
ATRIUM
STE. 150
1,544 RSF
STORAGE
STE. 108
269 RSF
EXP. 11-11
CUSHMAN & WAKEFIELD
STE. 105
1,214 RSF
EXP. 11-11
AVAILABLE
STE. 115
3,011 RSF

LEASED BY:
CUSHMAN & WAKEFIELD
633 17th STREET, SUITE 1700
DENVER, CO 80202
STEVE SCHWAB 303.292.2300

FIRST FLOOR

N.T.S.

NORTH

McDermott

interior architecture • space planning

1200 17th STREET, SUITE 110
DENVER, CO 80202
303.850.0011-ph 303.850.9771-fax

ATRIUM ONE

6061 S. WILLOW
GREENWOOD VILLAGE, CO 80111

03.22.04
104014.00

Exhibit A-6

"Offer Space"
AVAILABLE STE. 120 8,486 RSF
STE. 150 7,544 RSF
STORAGE STE. 108 264 RSF EXP. M-M
AVAILABLE STE. 115 3,091 RSF
CUSHMAN & WAKEFIELD STE. 105 1,274 RSF EXP. M-M
ATRIUM
STE. 100 3,566 RSF
FIRST FLOOR
N.T.S.
NORTH
032204
104014.00
ATRIUM ONE
6061 S. WILLOW
GREENWOOD VILLAGE, CO 80111
LEASED BY:
CUSHMAN & WAKEFIELD
633 17th STREET, SUITE 1700
DENVER, CO 80202
STEVE SCHWAB 303.292.2300
McDermott
interior architecture • space planning
1200 17th STREET, SUITE 110
DENVER, CO 80202
303.850.0011-ph 303.850.9771-fax

EXHIBIT B-4

Provisions Relating to Construction of Tenant’s Premises

(Finish Allowance Only)

1. Landlord will provide Tenant with a construction credit in the sum of up to Eighty-Three Thousand Seven Hundred Ninety and No/100 US Dollars ($83,790.00) (the “Construction Credit”) (which Construction Credit is calculated based upon $15.00 per rentable square foot of space located within the Fifth Expansion Premises), which may be used only against the cost of design, permitting and construction by Tenant of Improvements or alterations permanently installed and incorporated in the realty of the Fifth Expansion Premises, project management fees and engineering fees, as contemplated under those certain plans and specifications and working drawing to be prepared by an architect selected by Tenant and which is reasonably acceptable to Landlord (the “architect”), and which plans, specifications and working drawing are to be initialed by Tenant and by Landlord for identification and approval (the “Plans”) (provided that Landlord will require the preparation of Plans only if such Plans are required to obtain any necessary building permits for the performance of work or alterations within the Fifth Expansion Premises).

2. Except as provided in Paragraph 3 below, The Plans shall be submitted to Landlord for its review and written approval prior to the initiation of construction activities within any portion of the Fifth Expansion Premises, which consent shall not be unreasonably withheld or delayed. For purposes of the Exhibit B-4 only, any Plans for tenant improvements to be submitted to Landlord for review and approval shall be delivered to Landlord by (i) hand delivery, with a signed delivery receipt therefor from the recipient, or (ii) delivered by registered and certified US mail, return receipt requested, and addressed to the following:

Cushman & Wakefield of Colorado, Inc.

6061 S. Willow Drive, Suite 105

Greenwood Village, Colorado 80111

Attn: Ms. Lisa Stanley

With a copy to:

Mr. Steve Schwab

Cushman & Wakefield of Colorado, Inc

633 Seventeenth Street, Suite 1700

Denver, Colorado 80202

Landlord shall review and approve all Plans submitted by Tenant (and all changes to such Plans, if any) as soon as practicable and in any event within five (5) business days of delivery of the Plans to Landlord’s representatives as identified above. If landlord fails to provide its written consent to the proposed Plans, or such reasonable reasons why it is withholding its consent, within five (5) business days after delivery of such Plans to Landlord, Landlord shall be deemed to have consented to and approved of such plans.

3. Tenant will cause such work (the “Work”) to be performed in a good and workmanlike manner and in accordance with the Plans. Landlord shall provide such cooperation as Tenant may reasonably request in connection with all aspects of the Work, provided that the additional cost of such cooperation, if any, shall be paid to Landlord out of the Construction Credit, including but not limited to the costs of Landlord’s construction management supervisory fee pursuant to Paragraph 10 of this Modification and the costs for engineering fees and consultants’ fees with respect to such Work.

4. Tenant and Landlord agree that Tenant shall select, in Tenant’s sole discretion, a general contractor to perform the Work from the following list of Landlord approved general contractors:

(a) Provident Constructors;

(b) CSI, Inc.; or

(c) DSP General Contractors.

5. Landlord shall pay the Construction Credit to Tenant, or any applicable portion thereof, within twenty (20) days of Tenant’s presentation to Landlord of Tenant’s contractor’s invoice(s) for Work performed, together with appropriate lien waivers for such Work (or portion of Work) and written approval of the payment application by the architect.

6. Any Work performed by Tenant in excess of the Construction Credit shall be at Tenant’s sole cost and expense and shall also be subject to Landlord’s advance written approval of plans and specifications, unless such Work was included in the Plans previously approved by Landlord as described in this Exhibit B-4.

7. Failure by Tenant to complete the tenant finish improvements shall not relieve Tenant of its duty to pay rent and perform its obligations under the Lease.

8. Tenant shall be responsible for assuring that any alterations, modifications or improvements made by Tenant to the Premises shall comply with the Americans With Disabilities Act of 1990 (“ADA”), including all alterations, modifications or improvements required: (a) as a result of Tenant (or any subtenant, assignee or concessionaire) being a Public Accommodation (as such term is defined in the ADA); (b) as a result of the Premises being a Commercial Facility (as said term is defined in the ADA); (c) as a result of any leasehold improvements, alterations or additions made to the Premises by or on behalf of Tenant or any subtenant, assignee or concessionaire (whether or not Landlord’s consent to such leasehold improvements or alterations was obtained); or, (d) as a result of the employment by Tenant (or any subtenant, assignees or concessionaire) of any individual with a disability, including but not limited to the acquisition and installation of any auxiliary aids.

9. Landlord agrees to deliver and Tenant agrees to accept from Landlord possession of the Fifth Expansion Premises on the scheduled Fifth Expansion Premises Commencement Date.

2